================================================================================






                               Purchase Agreement



                                 by and between



                                  Astralis Ltd.



                                       and



                                 SkyePharma PLC



                          Dated as of December 10, 2001






================================================================================

                                TABLE OF CONTENTS

1.       Certain Filings.................................................................................1
2.       Purchase and Sale of Securities; Closings.......................................................2
         2.1      Authorization of Preferred Shares......................................................2
         2.2      Purchase and Sale......................................................................2
         2.3      The Closings...........................................................................3
         2.4      Delivery of Convertible Preferred Stock................................................3
         2.5      Delivery of the Registration Rights Agreement and Stockholders Agreement...............4
3.       Representations and Warranties of the Corporation...............................................4
         3.1      Organization...........................................................................4
         3.2      Authorization..........................................................................5
         3.3      Authorization of Preferred Shares......................................................6
         3.4      Authorization of Reserved Common Shares................................................6
         3.5      No Consent or Approval Required........................................................6
         3.6      Subsidiaries...........................................................................6
         3.7      Assets and Liabilities; Financial Statements...........................................7
         3.8      Absence of Certain Changes.............................................................7
         3.9      Compliance with Laws...................................................................8
         3.10     Litigation............................................................................10
         3.11     Brokers' and Finders' Fees............................................................10
         3.12     Employees and Employee Benefits.......................................................11
         3.13     Environmental Matters.................................................................12
         3.14     Contracts.............................................................................13
         3.15     Intellectual Property and Other Proprietary Rights....................................14
         3.16     Disclosure............................................................................17
         3.17     Capitalization........................................................................17
         3.18     Acknowledgement Regarding Securities..................................................18
         3.19     Taxes.................................................................................19
         3.20     Agreements Regarding Confidential Information, Proprietary Information
                   and Intellectual Property............................................................19
         3.21     Registration Rights...................................................................20
         3.22     Rights of First Refusal; Voting and Registration Rights...............................20
         3.23     Previous Issuances Exempt.............................................................20
         3.24     No Integrated Offering................................................................20
         3.25     Securities Offerings..................................................................21
         3.26     Investment Company Act................................................................21
         3.27     Use of Proceeds.......................................................................21
         3.28     Related Party Transactions............................................................21
         3.29     Takeover Statutes.....................................................................22
         3.30     Hercules; Exception...................................................................22
4.       Representations and Warranties of the Purchaser................................................22
         4.1      Due Organization......................................................................22
         4.2      Authorization; Execution and Delivery of Agreement....................................22
         4.3      No Consent or Approval Required.......................................................23

         4.4      No Brokers............................................................................23
         4.5      Access to Information.................................................................23
         4.6      Acquisition For Own Account...........................................................23
         4.7      Accredited Investor...................................................................24
5.       Conditions to Obligations of the Purchaser at the Closings under this Agreement................24
         5.1      Corporate Proceedings; Consents; Etc..................................................24
         5.2      Blue Sky Matters......................................................................24
         5.3      Registration Rights Agreement and Stockholders Agreement..............................24
         5.4      Filings and Documents.................................................................24
         5.5      Financial Statements..................................................................25
         5.6      Regulatory Approvals..................................................................25
         5.7      Representations, Warranties and Covenants.............................................25
         5.8      No Litigation.........................................................................25
         5.9      No Prohibition........................................................................26
         5.10     No Material Adverse Change............................................................26
         5.11     Opinion of Counsel....................................................................26
         5.12     D&O Insurance.........................................................................26
         5.13     Executive Employment Agreements.......................................................26
         5.14     Composition of Board of Directors.....................................................26
6.       Additional Conditions to the Second Closing....................................................26
         6.1      Occurrence of First Closing...........................................................26
         6.2      Filing of FDA Application.............................................................26
         6.3      No Material Adverse Change............................................................27
         6.4      Financial Statements..................................................................27
         6.5      No Defaults, Insolvency, Bankruptcy, Litigation, etc..................................27
         6.6      Compensation Matters..................................................................29
7.       Conditions to Obligations of Corporation at the Closings under this Agreement..................29
         7.1      Representations and Warranties and Covenants..........................................29
         7.2      Registration Rights Agreement and Stockholders Agreement..............................29
         7.3      No Litigation.........................................................................29
         7.4      No Prohibition........................................................................29
         7.5      Payment of the Purchase Price.........................................................30
         7.6      Occurrence of First Closing...........................................................30
8.       Covenants......................................................................................30
         8.1      Insurance.............................................................................30
         8.2      Public Disclosure of Transactions.....................................................30
         8.3      Independent Public Accountant.........................................................30
         8.4      Information Rights....................................................................30
9.       Indemnification; Survival......................................................................33
         9.1      Indemnification by the Corporation....................................................33
         9.2      Indemnification by the Purchaser......................................................33
         9.3      Procedures Relating to Third Party Claims.............................................33
         9.4      Survival of Representations, Warranties and Agreements................................34
10.      Expenses.......................................................................................34

11.      Notices........................................................................................34
12.      Successors and Assigns.........................................................................36
13.      Amendments.....................................................................................36
14.      Entire Agreement...............................................................................36
15.      Termination....................................................................................36
16.      Counterparts...................................................................................36
17.      Headings.......................................................................................36
18.      Governing Law; Submission to Jurisdiction; Selection of Forum..................................37

                                  Astralis LTD.

                               PURCHASE AGREEMENT

                  PURCHASE AGREEMENT (this "Agreement") dated as of December 10, 2001 by and between Astralis Ltd., a Delaware corporation (the "Corporation"), and SkyePharma PLC, a company incorporated under the laws of England and Wales (the "Purchaser"). The term Corporation shall include the Corporation's predecessor in interest, Astralis Pharmaceuticals Ltd., a Colorado corporation ("Astralis Pharmaceuticals"), except where the context otherwise requires.

                  WHEREAS, Astralis LLC, a New Jersey limited liability company ("Astralis LLC"), and Hercules Development Group Inc., a Colorado corporation ("Hercules"), entered into a business combination whereby the members of Astralis LLC exchanged all of their membership interests in Astralis LLC for shares of common stock of Hercules and warrants to purchase shares of common stock of Hercules (the "Exchange"), and Astralis LLC was dissolved;

                  WHEREAS, Hercules was renamed Astralis Pharmaceuticals and, solely for the purpose of changing Astralis Pharmaceuticals' domicile from Colorado to Delaware, the shares of common stock of Astralis Pharmaceuticals and warrants to purchase shares of common stock of Astralis Pharmaceuticals were exchanged for shares of Common Stock of the Corporation (as defined in Section 3.17) and warrants to purchase shares of Common Stock of the Corporation (the "Migratory Merger");

                  WHEREAS, the Purchaser wishes to purchase from the Corporation, and the Corporation wishes to sell to the Purchaser, two million (2,000,000) shares of the Corporation's Convertible Preferred Stock, at a price of ten U.S. dollars ($10.00) per share of Convertible Preferred Stock, subject to the terms and conditions set forth herein; and

                  WHEREAS, the Purchaser and the Corporation are entering into this Agreement to provide for such purchase and sale and to establish various rights and obligations in connection therewith.

                  NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.       Certain Filings

         The Corporation has filed with the Secretary of State of the State of Delaware (a) the Certificate of Incorporation of the Corporation, as amended, in the form of Exhibit A attached hereto (the "Certificate of Incorporation"), authorizing 2,000,000 shares, par value $0.001 per share, to be designated as Series A Convertible Preferred Stock of the Corporation (the "Convertible Preferred Stock") and (b) a Certificate of Designations, Preferences and Rights, in the form of Exhibit B attached hereto (the "Certificate of Designations"), designating the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions of the Convertible Preferred Stock.

2.       Purchase and Sale of Securities; Closings

                  2.1 Authorization of Preferred Shares

                  On the terms and subject to the conditions hereof the Corporation has authorized (a) the issuance of an aggregate of 2,000,000 shares of Convertible Preferred Stock (the "Preferred Shares") and (b) the reservation of an aggregate 8,000,000 shares of Common Stock for issuance upon conversion or exercise of the Preferred Shares (the "Reserved Common Shares").

                  2.2 Purchase and Sale

                  (a) First Purchase. At the First Closing (as defined herein), upon the terms and subject to the conditions hereinafter set forth, the Corporation will sell to the Purchaser and the Purchaser shall purchase from the Corporation, one million newly-issued shares of Convertible Preferred Stock at a purchase price of $10.00 per share and $10,000,000 in the aggregate.

                  (b) Second Purchase. At the Second Closing (as defined herein), upon the terms and subject to the conditions hereinafter set forth, the Corporation will sell to the Purchaser and the Purchaser shall purchase from the Corporation an additional one million newly-issued shares of Convertible Preferred Stock (the "Additional Shares") at a purchase price of $10.00 per share and $10,000,000 in the aggregate. The Conversion Price set forth in the Certificate of Designations for the shares of Convertible Preferred Stock to be issued at the Second Closing will be adjusted and/or reset to the same extent as though such additional Preferred Shares had been issued at the First Closing.

                  (c) Instalment Purchase of Additional Shares. In the event the condition to the Second Closing set forth in Section 6.2 is not satisfied or waived on or before January 30, 2002, at each Instalment Closing (as defined herein) the Purchaser shall purchase the Additional Shares in four equal instalments of 250,000 shares each at a purchase price of $10.00 per share. The purchase by the Purchaser of Additional Shares shall be upon the terms and subject to the conditions set forth herein including the additional conditions to the Second Closing set forth in Section 6 (other than the condition set forth in Section 6.2). The Conversion Price set forth in the Certificate of Designations for the shares of Convertible Preferred Stock to be issued at the Instalment Closing will be adjusted and/or reset to the same extent as though such shares of Convertible Preferred Stock had been issued at the First Closing.

                  2.3 The Closings

                  The first closing (the "First Closing") hereunder with respect to the Preferred Shares will take place at the offices of Riker, Danzig, Scherer, Hyland & Perreti LLC, One Speedwell Avenue, Morristown, New Jersey, on the date of the execution of this Agreement, subject to the prior satisfaction or waiver of all conditions to the First Closing set forth in Sections 5 and 7 hereof (other than any such conditions which, by their terms, cannot be satisfied until the First Closing), or at such other time and place as the Corporation and the Purchaser may agree. The date on which the First Closing occurs is referred as to the "First Closing Date."

                  The second closing (the "Second Closing") hereunder with respect to the Additional Shares will take place at the offices of Riker, Danzig, Scherer, Hyland & Perreti LLC, One Speedwell Avenue, Morristown, New Jersey, on the date that is the first business day (which shall not be later than January 31, 2002) following satisfaction or waiver of all conditions to the Second Closing set forth in Sections 5, 6 and 7 hereof (other than any such conditions which, by their terms, cannot be satisfied until the Second Closing), or at such other time and place as the Corporation and the Purchaser may agree. The date on which the Second Closing occurs is referred to as the "Second Closing Date".

                  In the event that the Purchaser purchases the Additional Shares by instalment as permitted in Section 2.2(c) the closing hereunder with respect to the Additional Shares (the "Instalment Closings"), will take place on January 31, 2002 with respect to the first instalment, on April 30, 2002 with respect to the second instalment, on July 31, 2002 with respect to the third instalment and on January 31, 2003 with respect to the fourth instalment, or the business date immediately following if any such date is not a business date upon satisfaction or waiver of all of the conditions set forth in Section 5, 6 and 7 hereof (other than the condition set forth in Section 6.2 and other than any such conditions which, by their terms, cannot be satisfied until the Instalment Closing). Any date on which an Instalment Closing occurs is referred to as an "Instalment Closing Date".

                  2.4 Delivery of Convertible Preferred Stock

                  At the First Closing, the Corporation shall deliver to the Purchaser a stock certificate representing 1,000,000 shares of Convertible Preferred Stock, registered in the name of the Purchaser, or at the direction of the Purchaser, in the name of one of its affiliates, and dated the First Closing Date, against receipt by the Corporation of a certified or official bank check payable to the Corporation, or a wire transfer of immediately available funds, to an account designated by the Corporation at least one business day prior to the First Closing Date, in either case in an aggregate amount equal to $10,000,000 (the "First Purchase Price").

                  At the Second Closing, the Corporation shall deliver to the Purchaser a stock certificate representing 1,000,000 shares of Convertible Preferred Stock, registered in the name of the Purchaser, or at the direction of the Purchaser, in the name of one of its affiliates, and dated the Second Closing Date, against receipt by the Corporation of a certified or official bank check payable to the Corporation, or a wire transfer of immediately available funds, to an account designated by the Corporation at least one business day prior to the Second Closing Date, in either case in an aggregate amount equal to $10,000,000 (the "Second Purchase Price")

                  On any Instalment Closing Date the Corporation shall deliver to the Purchaser a stock certificate representing 250,000 shares of Convertible Preferred Stock, registered in the name of the Purchaser, or at the direction of the Purchaser, in the name of one of its affiliates, and dated the applicable Instalment Closing Date, against receipt by the Corporation of a certified or official bank check payable to the Corporation, or a wire transfer of immediately available funds, to an account designated by the Corporation at least one business day prior to the applicable Instalment Closing Date, in either case in an aggregate amount equal to $2,500,000 (each an "Instalment Purchase Price").

                  2.5 Delivery of the Registration Rights Agreement and Stockholders Agreement

                  At the First Closing, the Corporation and the Purchaser shall deliver to the other duly executed copies of the Registration Rights Agreement, of even date herewith, by and between the Corporation and the Purchaser, in the form attached hereto as Exhibit C (the "Registration Rights Agreement"), and the parties hereto shall deliver to each other duly executed copies of the Stockholders Agreement, of even date herewith, by and among the Corporation and the Purchaser and the other parties thereto, in the form attached hereto as Exhibit D (the "Stockholders Agreement").

3.       Representations and Warranties of the Corporation

                  The Corporation hereby represents and warrants to the Purchaser that:

                  3.1 Organization

                  (a) The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Corporation has all requisite corporate power and authority to own and lease its properties, to carry on its business as presently conducted and to carry out the transactions contemplated hereby. The Corporation is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its businesses as now being conducted, except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), operations, prospects, business, assets, liabilities or earnings of the Corporation.

                  (b) The Corporation has, prior to the execution of this Agreement, delivered to the Purchaser true and complete copies of its certificate of incorporation and its by-laws, each as amended to date (collectively, the "Corporation's Organizational Documents") and the certificate of incorporation and by-laws of Astralis Pharmaceuticals. Each of the Corporation's Organizational Documents as so delivered is in full force and effect. The stock certificate books and stock transfer ledgers of the Corporation and of Astralis Pharmaceuticals (which have been made available for inspection by the Purchaser prior to the date hereof) are true and complete. The corporate records and minute books of the Corporation and of Astralis Pharmaceuticals (which have been made available for inspection by the Purchaser prior to the date hereof) contain all resolutions of the Corporation's Board of Directors and stockholders and any committee thereof, and all resolutions of Astralis Pharmaceuticals' Board of Directors and stockholders and any committee thereof, as the case may be, and reflect all material action taken and authorizations made at meetings of the Corporation's Board of Directors or any committees thereof and at any stockholders' meetings thereof, or by written consent without a meeting, and at meetings of Astralis Pharmaceuticals' Board of Directors or any committees thereof and at any stockholders' meetings thereof, or by written consent without a meeting, as the case may be.

                  3.2 Authorization

                  The execution, delivery and performance by the Corporation of this Agreement, the Registration Rights Agreement and the Stockholders Agreement (such documents, collectively, the "Transaction Documents") and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Corporation and each of the Transaction Documents shall have been, duly executed and delivered by the Corporation and are in full force and effect. The Transaction Documents constitute the valid and binding obligations of the Corporation, enforceable in accordance with their respective terms, subject as to enforcement of (A) applicable bankruptcy, insolvency, moratorium or similar laws relating to or affecting the rights and remedies of creditors and debtors and (B) equitable principles generally, regardless of whether such principles are considered in a proceeding at equity or at law. The execution, delivery and performance of each of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and compliance with the provisions hereof and thereof by the Corporation will not (a) violate any law or statute or order, judgment or decree of any court, administrative agency or other governmental body applicable to the Corporation, or its properties or assets, (b) conflict in any respect with or result in any breach of any of the terms or provisions or constitute (with due notice or lapse of time, or both) a default under the Certificate of Incorporation or By-laws of the Corporation, (c) result in a breach or violation of, or a default under, or acceleration of any obligations pursuant to any note, indenture, mortgage, lease, agreement, contract, understanding, arrangement or instrument ("Contracts") to which the Corporation is a party or by which it or any of its properties or assets may be bound or affected, (d) result in any change in the rights or obligations of any party under the Contracts, or (e) result in the creation or imposition of any lien, claim, judgment, charge, mortgage, security interest, pledge, restriction or other encumbrance (collectively, "Liens") of any nature whatsoever upon any of the properties or assets of the Corporation.

                  3.3 Authorization of Preferred Shares

                  The issuance, sale and delivery of the Preferred Shares have been duly authorized by all requisite corporate action of the Corporation; and the Preferred Shares have been duly authorized and duly reserved for issuance pursuant to this Agreement, and when issued, sold and delivered in accordance with the terms of this Agreement and the Certificate of Designations, the Preferred Shares will be validly issued and outstanding, fully paid and nonassessable and will not create or vest any preemptive or other similar rights, or cause any adjustment in the number of securities issuable pursuant to, or the conversion or exercise price of, any outstanding rights to purchase, acquire or subscribe to shares in the Corporation or securities convertible into shares of the Corporation by any of the beneficial holders of shares of the Corporation or any securities convertible into, or exercisable for, shares of the Corporation, and will be free and clear of all Liens.

                  3.4 Authorization of Reserved Common Shares

                  The Reserved Common Shares have been duly authorized and duly reserved for issuance upon conversion or exercise of Preferred Shares. When and if issued, sold and delivered in accordance with the terms of the Certificate of Designations, the Reserved Common Shares will be duly authorized, validly issued and outstanding, fully paid and nonassessable and will not create or vest any preemptive or other similar rights, or cause any adjustment in the number of securities issuable pursuant to, or the conversion or exercise price of, any outstanding rights, to purchase, acquire or subscribe to shares in the Corporation or securities convertible into shares of the Corporation by any of the beneficial holders of shares of the Corporation or any securities convertible into, or exercisable for, shares of the Corporation, and will be free and clear of all Liens.

                  3.5 No Consent or Approval Required

                  No notices, reports or other filings ("Filings") are required to be made with, nor are any consents, registrations, approvals, permits or authorizations ("Consents") required to be obtained from, any governmental or regulatory authority, agency, commission, body or other governmental entity, in connection with the execution and delivery of this Agreement and the performance by the Corporation of its obligations hereunder, except such Consents or Filings as have already been duly and validly obtained or filed, or with respect to any Filings that must be made after any Closing, as will be filed in a timely manner. Attached hereto as Schedule 3.5 is a complete and accurate list of all Consents or Filings as have been obtained or filed and Filings to be made after the Closing.

                  3.6 Subsidiaries

                  The Corporation has no Subsidiaries. For the purposes of this Agreement, a "Subsidiary" means any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries. "Person" shall be construed broadly and shall include an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof or any group comprised of such individuals or entities.

                  3.7 Assets and Liabilities; Financial Statements

                  (a) Attached hereto as Schedule 3.7 is a complete and accurate list of (a) all the Corporation's material assets (including all assets having a value in excess of $100,000 and any and all leases, licenses and other contract rights of the Corporation, regardless of value), and
         (b) all of its indebtedness and liabilities of any nature (whether absolute, accrued, contingent, or otherwise, and whether due or to become due) in excess of $100,000. Except as set forth on Schedule 3.7, the Corporation has good title to, or a valid leasehold interest in, as applicable, all of its assets, free and clear of all Liens. Except as set forth on Schedule 3.7, the Corporation does not have any indebtedness or liability of any nature (whether absolute, accrued, contingent, or otherwise, and whether due or to become due) which, individually and in the aggregate, is in excess of $100,000.

                  (b) The Corporation has delivered to the Purchaser a copy of the Corporation's financial statements (which include the financial statements of Astralis Pharmaceuticals) as of and for the fiscal year ended December 31, 2000 and the unaudited financial statements for the nine-month period ended September 30, 2001, (the "Corporation's Financial Statements"). The Corporation's Financial Statements were prepared in accordance with the books and records of the Corporation in all material respects and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, except as may be otherwise noted therein. Each of the Corporation's Financial Statements fairly presents the financial position of the Corporation as of the respective dates set forth therein or the results of operations and changes in financial position of the Corporation for the respective fiscal periods or as of the respective dates set forth therein.

                  3.8 Absence of Certain Changes

                  Other than the Exchange, the Migratory Merger, and the private placement of 2,000,000 shares of Common Stock of Astralis Pharmaceuticals and 400,000 warrants to purchase shares of Common Stock of Astralis Pharmaceuticals on November 13, 2001, since the date of the Corporation's Financial Statements neither the Corporation nor Astralis Pharmaceuticals has suffered any change or development which has had a material adverse effect or has conducted their business other than in the ordinary and usual course consistent with past practices and has not:

                  (a) sold, leased, transferred or otherwise disposed of any of the assets (other than dispositions in the ordinary course of business consistent with past practices),

                  (b) terminated or amended in any material respect any material contract or lease to which the Corporation or Astralis Pharmaceuticals is a party or to which it is bound or to which its properties are subject,

                  (c) suffered any loss, damage or destruction, whether or not covered by insurance, which has had a material adverse effect,

                  (d) made any change in the accounting methods or practices it follows, whether for general financial or tax purposes,

                  (e) incurred any liabilities (other than in the ordinary course of business or contractual liabilities) which, individually or in the aggregate, have had a material adverse effect,

                  (f) incurred, created or suffered to exist any Liens (other than non-material Liens) on the Corporation's or Astralis Pharmaceuticals' assets,

                  (g) increased the compensation payable or to become payable to any of the Corporation's or Astralis Pharmaceuticals' officers or employees or increased any bonus, severance, accrued vacation, insurance, pension or other employee benefit plan, payment or arrangement made by the Corporation or Astralis Pharmaceuticals for or with any such officers or employees out of the ordinary course of business,

                  (h) suffered any labor dispute, strike, or other work stoppage,

                  (i) made or obligated itself to make any capital expenditures in excess of $100,000 individually (other than planned capital expenditures as set forth in Schedule 3.8(i)),

                  (j) entered into any contract or other agreement requiring the Corporation or Astralis Pharmaceuticals to make payments in excess of $100,000 individually (other than contracts or agreements that the Corporation plans to enter into as set forth in Schedule 3.8(j)),

                  (k) paid any dividends, whether in cash or property, on account of, or repurchased any of, the Common Stock, or

                  (l) entered into any agreement to do any of the foregoing.

                  3.9 Compliance with Laws

                  (a) Each of the Corporation and Astralis Pharmaceuticals, (i) has at all times since its respective time of organization conducted its business and, in the case of the Corporation, is conducting its business, in compliance with all Applicable Laws (as defined below),
         (ii) has, and each of its employees has, all licenses, permits, qualifications, registrations, memberships and authorizations of, and made all filings with, Governmental Authorities (as defined below) necessary for the conduct of its business as currently conducted (collectively, the "Permits"), in the case of the Corporation, or in the case of Astralis Pharmaceuticals had, and each of its employees had, all Permits necessary for the conduct of its business as conducted during its existence, and (iii) has at all times made and maintained records relating to its business which comply with Applicable Law and which accurately reflect all transactions in reasonable detail, including without limitation all books, ledgers, files, reports, plans and operating records whether maintained on electronic or magnetic media or otherwise (collectively, the "Records"), except where the failure to comply with such Applicable Laws, obtain such Permits or maintain such Records would not, individually or in the aggregate, have a material adverse effect upon the financial condition, business, operations or prospects of the Corporation. The Permits are in full force and effect, and no violations have been recorded in respect of any of the Permits, and no proceeding is pending or, to the knowledge of the Corporation, threatened to revoke or limit any of the Permits. There are no material Permits.

                  (b) Except as set forth on Schedule 3.9(b), no Governmental Authority has initiated any investigation, inquiry or proceeding into the business or operations of the Corporation or of Astralis Pharmaceuticals or any employees or agents of any of the foregoing and, to the best knowledge of the Corporation, there is no basis for any such investigation, inquiry or proceeding. There is no unresolved violation or exception by any Governmental Authority, in each case as to which the Corporation or Astralis Pharmaceuticals has received written notice or which has been specifically identified to it by such Governmental Authority, with respect to any report or statement by any Governmental Authority relating to any examination of any of the Corporation or of Astralis Pharmaceuticals or any employees of the foregoing and, to the best knowledge of the Corporation, there is no basis for any such investigation, inquiry or proceeding.

                  (c) The Corporation has in place accounting controls, policies and procedures sufficient to ensure that their transactions are recorded in a manner which permits the preparation of financial statements in accordance with generally accepted accounting principles and applicable regulatory accounting requirements. Since the time of its respective organization, each of the Corporation and Astralis Pharmaceuticals has made all filings required to be made by it with any Governmental Authority except where the failure to do so would not, individually or in the aggregate, have a material adverse effect upon the financial condition, business, operations or prospects of the Corporation.

                  (d) Except as set forth on Schedule 3.9(d), each of the Corporation and Astralis Pharmaceuticals has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to herein as the "SEC Documents"). The Corporation has delivered to the Purchaser true and complete copies of the SEC Documents, except the exhibits and schedules thereto and the documents incorporated therein. As of their respective dates, the SEC Documents complied with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, each of the financial statements of the Corporation and of Astralis Pharmaceuticals included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC applicable with respect thereto. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (a) as may be otherwise indicated in such financial statements or the notes thereto, or (b) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of each of the Corporation and Astralis Pharmaceuticals as of the dates thereof and the consolidated results of each of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to immaterial year-end audit adjustments).

                  (e) For the purposes of this Agreement, (i) "Applicable Law" means any and all federal and state statutes, laws, rules, regulations, codes and ordinances of any Governmental Authority (including, without limitation, federal and state securities laws and regulations), in each case as amended and in effect from time to time and (ii) "Governmental Authority" means any federal, national or state government, political subdivision thereof or governmental or regulatory authority, agency, board, bureau, commission, court or self-regulatory organization.

                  3.10 Litigation

                  There is no action, suit, investigation, audit or proceeding pending against, or to the best knowledge of the Corporation threatened against or affecting, the Corporation or Astralis Pharmaceuticals or any of its assets or properties before any court or arbitrator or any governmental body, agency or official. There is no lawsuit or claim by the Corporation or Astralis Pharmaceuticals pending, or which the Corporation intends or reasonably expect to initiate, against any other Person.

                  3.11 Brokers' and Finders' Fees

                  Neither the Corporation nor Astralis Pharmaceuticals has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fee or agents' commission or investment bankers' fees or an similar charges in connection with this Agreement or the transaction contemplated hereby.

                  3.12 Employees and Employee Benefits

                  (a) Schedule 3.12 identifies each employee of the Corporation who has entered into an employment agreement with the Corporation, and the Corporation has, prior to the date hereof, delivered a copy of each such agreement to the Purchaser. To the best knowledge of the Corporation, no employee of the Corporation is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with the Corporation or any other party as a result of the nature of the business presently conducted or proposed to be conducted by the Corporation. The Corporation has never been a party to any collective bargaining agreement or other labor agreement with any labor union or organization. There is no unfair labor practice charge or other grievance procedure against the Corporation pending, or, to the best knowledge of the Corporation, threatened. There is no complaint, lawsuit or proceeding in any forum by or on behalf of any former employee, any applicant for employment or any classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against the Corporation or Astralis Pharmaceuticals pending or, to the best knowledge of the Corporation, threatened. The Corporation is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. There is no proceeding, claim, suit, action or governmental investigation pending or, to the best knowledge of the Corporation, threatened, in respect to which any current or former member, officer, employee or agent of the Corporation or of Astralis Pharmaceuticals, may be entitled to claim indemnification from the Corporation.

                  (b) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Corporation or Astralis Pharmaceuticals (the "Employees"), including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Benefit Plans") are listed on Schedule 3.12. True and complete copies of all Benefit Plans listed on Schedule 3.12, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to Purchaser.

                  (c) All employee benefit plans covering Employees (the "Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service with respect to such qualification and the Corporation is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of the Corporation threatened, litigation relating to the Plans. Neither the Corporation nor Astralis Pharmaceuticals has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Corporation to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

                  (d) Neither the Corporation nor Astralis Pharmaceuticals has ever maintained or contributed to any employee benefit plan subject to Title IV of ERISA. All contributions required to be made under the terms of any Plan have been timely made or have been reflected on the Corporation's financial statements.

                  (e) The Corporation has no obligations for retiree health and life benefits under any Plan.

                  (f) Except as set forth on Schedule 3.12, the consummation of the transactions contemplated by this Agreement will not (x) entitle any Employees to severance pay or (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans.

                  3.13 Environmental Matters

                  (a) Except as would not, individually or in the aggregate, have a material adverse effect on the Corporation:

                      (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the best knowledge of the Corporation, is threatened by any governmental entity or other Person relating to or arising out of any Environmental Law (as defined below);

                     (ii) the Corporation is and each of the Corporation and Astralis Pharmaceuticals has been in compliance with all Environmental Laws and all Environmental Permits (as defined below); and

                    (iii) there are no liabilities of or relating to the Corporation of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.

                  (b) "Environmental Laws" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party, relating to human health and safety or the environment and arising from the use, presence, disposal, discharge or release of pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials. "Environmental Permits" means, with respect to any Person, all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of such Person as currently conducted.

                  3.14 Contracts

                  Schedule 3.14 hereto sets forth a complete and accurate list and description of all of the contracts and agreements, whether written or oral, of the Corporation including:

                  (a) agreements, contracts or instruments to which the Corporation is a party that relate to the borrowing of money, the capital lease or purchase on an instalment basis of any property or asset or the guarantee of any of the foregoing (including without limitation pledged receivables);

                  (b) licenses, leases, contracts and other arrangements with respect to any property of the Corporation, and all contracts, agreements, commitments, purchase orders or other understandings or arrangements with respect to which the Corporation has any liability or obligation (contingent or otherwise) or which may otherwise have any continuing effect after the date of this Agreement;

                  (c) contracts, agreements or other understandings or arrangements (including without limitation those with respect to compensation) between the Corporation and any current or former member, officer, consultant, agent and/or Affiliate (or any spouse or relative of any of the foregoing);

                  (d) management, operating, service, joint venture, partnership or limited liability company agreements;

                  (e) any contract or agreement pursuant to which the Corporation has agreed to indemnify or hold harmless any other Person or to pay liquidated damages of any kind;

                  (f) any contract or agreement creating any Lien on any property or assets of the Corporation;

                  (g) any contract or agreement relating to the member interests of the Corporation;

                  (h) any other material agreement, lease, commitment, instrument, plan, arrangement or contract entered into by the Corporation, or to which any of its assets may be subject; or

                  (i) licenses, contracts, agreements or other understandings or arrangements between the Corporation and any other Person relating to Intellectual Property as defined in Section 3.15 below.

                  All the foregoing are herein called "Contracts." Such list includes with respect to each Contract the names of the parties, the date thereof, and its title or other general description. The Contracts listed on
Schedule 3.14 set forth the entire arrangement and understanding between the Corporation and the respective third parties with respect to the subject matter thereof, and, except as indicated in such Schedule, there have been no amendments or waivers or side or supplemental arrangements to or in respect of any Contract. The Corporation will furnish any further information that the Purchaser may reasonably request in connection therewith. Each Contract is valid, binding and enforceable against the Corporation, and to the best knowledge of the Corporation, each other party thereto, in accordance with its terms and in full force and effect. There is no event that has occurred or existing condition that constitutes or that, with notice, the happening of an event and/or the passage of time, would constitute a default or breach under any Contract by the Corporation, or would cause the acceleration of any obligation of any party thereto, give rise to any right of termination or cancellation or cause the creation of any Lien by reason of the failure of the Corporation to fulfill the obligations thereunder.

                  3.15 Intellectual Property and Other Proprietary Rights

                  (a) In this Agreement, "Intellectual Property" shall mean (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements to such inventions; (ii) all patents, patent rights, patent applications and patent disclosures together with all reissues, renewals, registrations, confirmations, substitutions, revisions, extensions, divisions, continuations, continuations in part, reexaminations, provisional applications, and supplementary protection certificates thereof and all international equivalents of such patents and applications; (iii) all registered or unregistered trademarks, trade names, service marks including all goodwill associated therewith; (iv) all copyrights and all applications and registrations therefore; and (v) all trade secrets or other proprietary rights and processes. In this Agreement, "Corporate Technology" shall mean all Intellectual Property in the world, which during the term of this Agreement are owned by, licensed to or controlled by the Corporation, and shall include, without limitation, any patents and patent applications which are licensed to the Corporation by third parties under which the Corporation has the right to grant sublicenses.

                  (b) Schedule 3.15(b) contains a true and correct list of Corporate Technology owned by, licensed to or controlled by the Corporation; provided that failure to list in Schedule 3.15(b) any patent or patent application which otherwise falls within the definition of Corporate Technology as set forth above shall not in any way limit or exclude such patent application or patent as a Corporate Technology.

                  (c) Except as set forth on Schedule 3.15(c) hereto,

                      (i) the Corporation and the conduct of the business of the Corporation as presently and hereafter to be conducted has not, does not and will not violate, conflict with or infringe upon the Intellectual Property of any other Person,

                     (ii) neither the Corporation nor Astralis Pharmaceuticals has received any communication alleging that it violates or infringes the Intellectual Property of any other Person,

                    (iii) neither the Corporation nor Astralis Pharmaceuticals has been sued for infringing any Intellectual Property of another Person,

                     (iv) neither the Corporation nor Astralis Pharmaceuticals has granted any options, licenses or agreements of any kind relating to Intellectual Property or the marketing or distribution thereof, and

                      (v) the Corporation is not bound by or a party to any options, licenses or agreements of any kind relating to the Intellectual Property of any other Person, other than the license attached hereto as Exhibit E.

                  (d) The license by and between Dr. Jose Antonio O'Daly ("Dr. O'Daly") and Astralis LLC, dated April 26, 2001, attached hereto as Exhibit E (the "License"), and all of the Corporation's business related thereto, do not infringe upon or violate any Intellectual Property rights of any Person.

                  (e) The Corporation and Dr. O'Daly are in compliance with all requirements of the License, and the Corporation and Dr. O'Daly will not commit or permit any actions or omissions which would cause the breach of the License and will provide Purchaser promptly with notice of any such alleged breach.

                  (f) All assignments for the Corporate Technology have been properly executed and recorded with the United States Patent and Trademark Office and patent offices in countries other than the United States.

                  (g) Dr. O'Daly is the sole inventor and sole owner of United States Patent Application Serial Number 09/809,003, entitled "Compositions and Methods for the Treatment and Clinical Remission of Psoriasis," filed on March 15, 2001 (the "Patent Application"), and Dr. O'Daly has no contract, agreement, or obligation to assign to any Person his right, title, and interest in the Patent Application.

                  (h) The Corporate Technology is subsisting and is not invalid or unenforceable, in whole or in part. There are no (i) unpaid maintenance fees or renewal fees currently overdue, or applications or registrations for the Corporate Technology that have lapsed or been abandoned, cancelled or expired; (ii) claims, actions, oppositions, or proceedings, pending or threatened, challenging the validity or enforceability of any of the Corporate Technology; (iii) existing facts which would form a basis for a finding that any patent claim in the Corporate Technology is unpatentable, unenforceable, or invalid; and
         (iv) no patent claims which have been adjudged unpatentable, unenforceable or invalid.

                  (i) The Corporation, Astralis Pharmaceuticals, Dr. O'Daly and any inventors of the Patent Application, the attorneys and agents who prepared or prosecuted the Patent Application, and others involved in the preparation or prosecution of the Patent Application have not committed and will not commit any acts or omissions that would result in the loss of patent property rights in the United States or in countries foreign to the United States relating to or claiming priority from the Patent Application.

                  (j) Neither the Corporation, Astralis Pharmaceuticals, nor Dr. O'Daly have assigned, transferred, conveyed, sub-licensed, or otherwise encumbered its right, title and interest in the Corporate Technology. The Corporate Technology is free and clear of any Liens, and no other Person has or shall have any claim of ownership with respect to the Corporate Technology, whatsoever.

                  (k) The Corporation is the sole and exclusive owner of or has a valid and assignable license to the Corporate Technology.

                  (l) The Corporate Technology and the use of the Corporate Technology in the development, manufacture, use, distribution, marketing, promotion and sale of products do not and will not conflict with, interfere with, violate, or infringe any Intellectual Property owned or possessed by any Person. There are no pending patent applications in the United States or in countries other than the United States which, if issued, may cover or prevent the development, manufacture, use, distribution, marketing, promotion or sale of the Corporate Technology.

                  (m) There are no claims, judgments or settlements against or owed by the Corporation or Dr. O'Daly or pending or threatened claims, actions, oppositions, proceedings, or litigation against the Corporation, Astralis Pharmaceuticals, or Dr. O'Daly relating to the Corporate Technology. There are no claims, judgments or settlements against or owed by the Dr. O'Daly, or pending or threatened claims, actions, oppositions, proceedings, or litigation against Dr. O'Daly relating to the License or Patent Application.

                  (n) The Corporation, Astralis Pharmaceuticals, Astralis LLC, Dr. O'Daly and any other inventors of the Corporate Technology, the attorneys and agents who prepared or prosecuted the Corporate Technology, and others involved in the preparation or prosecution of the Corporate Technology all have complied and shall comply with all applicable duties of candor and good faith dealing with the United States Patent and Trademark Office and patent offices in countries other than the United States, including the duty to disclose all information known to be material to the patentability of the Corporate Technology.

                  3.16 Disclosure

                  Neither this Agreement nor any exhibit or schedule hereto nor any statement, list or certificate delivered or shown to Purchaser pursuant hereto or pursuant to any request therefor, contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances in which they were made, not misleading. Nothing contained in this Section 3.16 shall diminish or derogate from any of the other representations and warranties of the Corporation contained in this Section 3.

                  3.17 Capitalization

                  (a) The authorized capital stock of the Corporation consists solely of 75,000,000 shares of Common Stock, par value $0.0001 per share (the "Common Stock"), of which 37,576,179 shares are issued and outstanding, and 3,000,000 shares of Preferred Stock including 2,000,000 shares of Series A Convertible Preferred Stock, of which no shares are issued and outstanding. Five million shares of Common Stock are reserved for issuance to employees, officers, directors and consultants pursuant to the Corporation's employee benefit plans.

                  (b) Except pursuant to this Agreement, and except as set forth in Schedule 3.17 hereto there are no (i) outstanding warrants, options, agreements, convertible securities or other commitments or instruments pursuant to which the Corporation is or may become obligated to issue or sell any shares of capital stock or other securities of the Corporation, (ii) preemptive or similar rights to purchase or otherwise acquire shares of capital stock of the Corporation pursuant to any provision of law, the Certificate of Incorporation or Bylaws of the Corporation or any agreement to which the Corporation is party or otherwise, (iii) obligation (contingent or otherwise) of the Corporation to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof or (iv) voting trusts, voting agreements, proxies or other agreements or instruments with respect to the voting of the Corporation's Common Stock or other securities to which the Corporation is a party, or to the best knowledge of the Corporation, among or between any Persons other than the Corporation.
         Schedule 3.17, as certified by the Chief Executive Officer of the Corporation, sets forth:

                      (i) a true and accurate list of the beneficial and record holders of (a) five percent (5%) or greater of the issued and outstanding shares of Common Stock of the Corporation, and (b) all outstanding options, warrants or other rights to purchase Common Stock of the Corporation and the number of such securities held by them, immediately prior to the First Closing (except for the Preferred Shares to be acquired by Purchaser pursuant to this Agreement);

                     (ii) a true and accurate list of all proposed or contemplated issuances or grants by the Corporation of shares of Common Stock of the Corporation or options, warrants or other rights to purchase Common Stock of the Corporation and the number of such securities and the proposed or contemplated recipients thereof (except for the Preferred Shares to be acquired by Purchaser pursuant to this Agreement); and

                    (iii) a pro forma list of the beneficial and record holders of (a) five percent (5%) or greater of the issued and outstanding shares of Common Stock of the Corporation, and (b) all outstanding options, warrants or other rights to purchase Common Stock of the Corporation and the number of such securities held by them as of the Second Closing (including the Preferred Shares to be acquired by Purchaser pursuant to this Agreement).

                  (c) Upon the purchase and sale of the Preferred Shares described herein, the Purchaser will hold at least 15.27% of the fully diluted Common Stock, assuming for purposes of this Section 3.17(c) the conversion of all securities convertible at any time into shares of Common Stock and the exercise of all options or warrants or other rights to purchase or receive shares of the Common Stock.

                  3.18 Acknowledgement Regarding Securities

                  The Corporation acknowledges that its obligation to issue Common Stock upon conversion of the Preferred Shares, in accordance with the terms of this Agreement and the Certificate of Designations, is absolute and unconditional, regardless of the dilution that such issuance may have on the ownership interests of other stockholders of the Corporation. Taking the foregoing into account, the Corporation's Board of Directors has determined in its good faith business judgment that the issuance of the Preferred Shares hereunder and the consummation of the other transactions contemplated hereby are
(a) in the best interests of the Corporation and its stockholders and (b) do not breach (with or without the passage of time or the giving of notice) any obligations of the Corporation the result of which would have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), operations, prospects, business, assets, liabilities or earnings of the Corporation. The Corporation's Board of Directors has approved the terms of this Agreement and the Certificate of Designations and the transactions contemplated hereby and thereby. There are no adjustments, Liens or rights that would be triggered by the issuance of the Preferred Shares pursuant to agreements between the Corporation and any lender or holder of an equity interest or other securities of the Corporation.

                  3.19 Taxes

                  The Corporation, Astralis Pharmaceuticals and Astralis LLC have filed all Tax Returns and paid all Taxes shown thereon to be due, if any, that are required to have been filed on or before each Closing with appropriate Federal, state, foreign, county and local governmental agencies or instrumentalities, except where the failure to do so would not have a material adverse effect upon the business of the Corporation. As of the date hereof, there are not pending or, to the best knowledge of the Corporation threatened, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not, to the best knowledge of the Corporation, any unresolved questions or claims concerning the Corporation's Tax liability (including any Tax liability of Astralis Pharmaceuticals or Astralis LLC) that are reasonably likely to have a material adverse effect on the business of the Corporation. The Corporation has no liability with respect to any income, payroll, withholding, franchise or similar Taxes.

                  As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the terms "Taxes", and "Taxable") includes all federal, state and local income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

                  3.20 Agreements Regarding Confidential Information, Proprietary Information and Intellectual Property

                  Schedule 3.20 identifies all of the employees of the Corporation who have executed and delivered an agreement with the Corporation, Astralis Pharmaceuticals or Astralis LLC with respect to non-disclosure, non-competition and assignment of Corporate Technology.

                  3.21 Registration Rights

                  Except as provided in the Registration Rights Agreement, and as set forth on Schedule 3.21, the Corporation is not under any contractual obligation to register any of its outstanding securities.

                  3.22 Rights of First Refusal; Voting and Registration Rights

                  To the best of the Corporation's knowledge no party has any right of first refusal, right of first offer, right of co-sale, preemptive right or other similar right regarding the Corporation's securities. There are no provisions of the Articles of Incorporation or the By-laws of the Corporation, no agreements to which the Corporation is a party and no agreements by which the Corporation, or the Preferred Shares are bound, which (a) may affect or restrict the voting rights of the Purchaser with respect to the Preferred Shares in its capacity as a stockholder of the Corporation, (b) restrict the ability of the Purchaser, or any successor thereto or assignee or transferee thereof, to transfer the Preferred Shares, (c) would adversely affect the Corporation's or the Purchaser's right or ability to consummate the transaction contemplated by this Agreement or comply with the terms of the Transaction Documents and the transactions contemplated hereby or thereby, (d) require the vote of more than a majority of the Corporation's issued and outstanding Common Stock, voting together as a single class, to take or prevent any corporate action, other than those matters requiring a class vote under Delaware law, or (e) entitle any party to nominate or elect any director of the Corporation or require any of the Corporation's stockholders to vote for any such nominee or other person as a director of the Corporation in each case.

                  3.23 Previous Issuances Exempt

                  All shares of Common Stock and other securities issued by the Corporation, including those issued in connection with the Migratory Merger, or by Astralis Pharmaceuticals prior to the Closing Date have been issued in transactions either registered under the Securities Act or exempt from the registration requirements under the Securities Act and all applicable state securities or "blue sky" laws, and in compliance with all applicable corporate laws. Neither the Corporation nor Astralis Pharmaceuticals has offered any of its Common Stock, or any other securities, for sale to, or solicited any offers to buy any of the foregoing from the Corporation or Astralis Pharmaceuticals, as the case may be, or otherwise approached or negotiated with any other Person in respect thereof, in such a manner as to require registration under the Securities Act. No holder of any of the Corporation's capital stock has any rescission or pre-emptive rights.

                  3.24 No Integrated Offering

                  None of the Corporation, Astralis Pharmaceuticals or any other Person acting on the Corporation's or Astralis Pharmaceuticals' behalf, has directly or indirectly engaged in any form of general solicitation or general advertising with respect to the Preference Shares nor have any of such Persons made any offers or sales of any security or solicited any offers to buy any security under circumstances that would require registration of the Preferred Shares under the Securities Act or cause this offering of Preferred Shares to be integrated with any prior offering of securities of the Corporation or Astralis Pharmaceuticals for purposes of the Securities Act.

                  3.25 Securities Offerings

                  Subject to the accuracy of the Purchaser's representations and warranties made in Section 4 hereof to the Corporation, (i) the offer, sale and issuance of the Preferred Shares to the Purchaser in conformity with the terms of this Agreement, and (ii) the issuance to the Purchaser of the Reserved Common Shares, each constitute transactions exempt from the registration requirements of Section 5 of the Securities Act and the registration or qualification requirements of any applicable state securities or "blue sky" laws.

                  3.26 Investment Company Act

                  The Corporation is not now, and after giving effect to the sale of the Preferred Shares and the application of the proceeds thereof will not be, required to register as an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

                  3.27 Use of Proceeds

                  The Corporation will utilize the net proceeds from the sale of the Preferred Shares for general corporate purposes including but not limited to the testing and development of Psoraxine.

                  3.28 Related Party Transactions

                  No current or former director, officer, employee or stockholder or member of the Corporation, Astralis Pharmaceuticals or Astralis LLC, or any associate or affiliate thereof, or any parent, spouse, child, brother, sister or any other relative with a relationship (by blood, marriage or adoption) of not more remote than first cousin of any of the foregoing (collectively, "Family Members"), is presently, or during the 12-month period ending on the date of this Agreement has been, directly or indirectly (i) a party to any transaction with the Corporation, Astralis Pharmaceuticals or Astralis LLC (including any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer, employee or stockholder or such associate, affiliate or Family Member) or (ii) to the best knowledge of the Corporation, the direct or indirect owner of an interest in any company, firm, association or business organization (other than the ownership of less than two percent of the outstanding capital stock of any publicly traded entity) which is a present (or potential) competitor, lender, broker or customer of the Corporation, nor does any member of management or any of the respective Family Members receive income from any source other than the Corporation which relates to the Corporation's business or should properly accrue to the Corporation. Schedule 3.28(a) sets forth a list of all Family Members who are currently employed or who were employed by the Corporation or Astralis Pharmaceuticals at any time together with a description of jobs, title and annual salary and bonus for each such person. The Corporation does not have any loans outstanding to any employee, officer, director, stockholder, associate or Affiliate of the Corporation, Astralis Pharmaceuticals or Astralis LLC or to any Family Member.

                  3.29 Takeover Statutes

                  No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (including Section 203 of the Delaware General Corporation Law, as amended) (each a "Takeover Statute") or any anti-takeover provision in the Corporation's Certificate of Incorporation and By-laws is, or on any Closing Date will be, applicable to the Corporation, the Purchaser, the issuance of the Preferred Shares or the other transactions contemplated by this Agreement.

                  3.30 Hercules; Exception

                  In the case of the representations and warranties set forth in Sections 3.9(a), 3.9(b), 3.9(c), 3.10, 3.12, 3.13, 3.15, 3.20 and 3.28, solely to the extent that such representations and warranties relate to Hercules before it was renamed Astralis Pharmaceuticals Ltd. on November 13, 2001, such representations and warranties are made to the best knowledge of the Corporation after reasonable investigation.

4.       Representations and Warranties of the Purchaser

                  The Purchaser hereby represents and warrants to the Corporation as follows:

                  4.1 Due Organization

                  The Purchaser is a company duly organized and validly existing under the laws of England and Wales.

                  4.2 Authorization; Execution and Delivery of Agreement

                  The Purchaser has all requisite power and authority to execute this Agreement and the Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and this Agreement constitutes the legal, valid, binding and enforceable obligation of the Purchaser, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

                  4.3 No Consent or Approval Required

                  Other than as a result of the reporting requirements of the Exchange Act, no consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Authority is required to be made or obtained by the Purchaser in order to execute or deliver this Agreement or to consummate the transactions contemplated hereby.

                  4.4 No Brokers

                  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser, for which the Corporation will become liable.

                  4.5 Access to Information

                  The Purchaser has had adequate opportunity to ask questions of, and receive answers from, the Corporation's officers, employees, agents, accountants, and representatives concerning the Corporation's and Astralis Pharmaceuticals' business, operations, financial condition, assets, liabilities, and all other matters relevant to its investment in the Preferred Shares. The foregoing, however, does not limit or modify the representations and warranties of the Corporation in Section 3 of this Agreement or the right of the Purchaser to rely thereon.

                  4.6 Acquisition For Own Account

                  (a) The Purchaser, by reason of its business and financial experience, has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of its investment in the Preferred Shares, and is purchasing the Preferred Shares hereunder for its own account, for investment and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof. The Purchaser acknowledges that the Preferred Shares to be purchased hereunder have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or exemption from such registration is available. Furthermore, the Purchaser acknowledges that the Corporation shall place upon each certificate representing the Preferred Shares, a legend substantially in the following form:

                  "The securities represented by this certificate have been issued without registration or qualification under the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities laws (the "State Acts"). Such securities may not be sold, assigned, transferred or otherwise disposed of, beneficially or on the records of the company, unless the securities represented by this certificate have been registered or qualified under the Securities Act and the applicable State Acts or there has been delivered to the company an opinion of counsel, reasonably satisfactory to the company, to the effect that such registration and qualification are not required."

                  4.7 Accredited Investor

                  The Purchaser is an "accredited investor" (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act).

5. Conditions to Obligations of the Purchaser at the Closings under this Agreement

                  The obligation of the Purchaser to consummate each of the First Closing, Second Closing, and any Instalment Closing is subject to the satisfaction of the following conditions on or prior to each such Closing:

                  5.1 Corporate Proceedings; Consents; Etc

                  All corporate and/or other proceedings to be taken by the Corporation, its officers, directors and stockholders and all waivers, Filings and Consents to be obtained by the Corporation in connection with the transactions contemplated by this Agreement and the Transaction Documents shall have been taken or obtained, other than those Filings which must be made after any Closing.

                  5.2 Blue Sky Matters

                  All consents, approvals, qualifications and/or registrations required to be obtained or effected under any applicable state securities or "blue-sky" laws in connection with the execution and delivery of the Preferred Shares shall have been obtained or effected.

                  5.3 Registration Rights Agreement and Stockholders Agreement

                  The Registration Rights Agreement, in the form attached hereto, and the Stockholders Agreement, in the form attached hereto, shall have been executed and delivered by all of the parties thereto (including the Corporation), other than the Purchaser.

                  5.4 Filings and Documents

                  (a) The Certificate of Incorporation in the form of Exhibit A attached hereto shall have been duly authorized by the Board of Directors and the stockholders of the Corporation and filed with the Secretary of State of the State of Delaware.

                  (b) The Certificate of Designations in the form of Exhibit C hereto shall have been duly authorized by the Board of Directors of the Corporation, duly executed on behalf of the Corporation and filed with the Secretary of State of the State of Delaware.

                  (c) The Corporation shall have delivered to the Purchaser a certificate of the Secretary of the Corporation at the Closing certifying that attached thereto is: (i) a true and complete copy of the Corporation's Certificate of Incorporation, as in effect at the Closing; (ii) a true and complete copy of its By-laws as in effect at the Closing; (iii) a true and complete copy of the Certificate of Designations; and (iv) a true and complete copy of all resolutions duly adopted by its Board of Directors (x) authorizing the execution, delivery and performance of this Agreement, and (y) authorizing the consummation of the transactions contemplated hereby.

                  5.5 Financial Statements

                  The Purchaser shall have received a copy of the Corporation's audited financial statements as of and for the fiscal year ended December 31, 2000 and the unaudited financial statements for the nine-month period ended September 30, 2001, which in each case includes the financial statements of Astralis Pharmaceuticals.

                  5.6 Regulatory Approvals

                  All approvals and authorizations of, filings and registrations with, and notifications to, all Governmental Authorities required for the consummation of the transactions contemplated by this Agreement shall have been obtained or made and shall be in full force and effect.

                  5.7 Representations, Warranties and Covenants

                  Each representation and warranty of the Corporation shall be
(i) true and correct in all respects as of the First Closing Date and (ii) true and correct in all material respects as of each other Closing Date, as if made on and as of each such date (other than representations and warranties that expressly speak only as of a prior date); the Corporation shall have complied in all material respects with its covenants and agreements to be performed at or prior to each Closing; and the Corporation shall have delivered to the Purchaser a certificate of the Chief Executive Officer of the Corporation in a form previously agreed between the parties, certifying as to the foregoing matters.

                  5.8 No Litigation

                  No litigation or other formal proceeding shall have been instituted or threatened seeking to enjoin any of the transactions contemplated hereby or seeking damages in respect thereof, and no injunction or temporary restraining order shall have been issued with respect to any of the transactions contemplated hereby.

                  5.9 No Prohibition

                  There shall be no Applicable Law in effect that prohibits the purchase of the Preferred Shares by the Purchaser or that would otherwise impose a material penalty upon the Purchaser in respect of the purchase of the Preferred Shares.

                  5.10 No Material Adverse Change

                  There shall have been no material adverse change in the business, properties, assets, prospects or condition (financial or otherwise) of the Corporation from and after the date of this Agreement.

                  5.11 Opinion of Counsel

                  The Purchaser shall have received an opinion, dated as of each Closing Date, of Riker, Danzig, Scherer, Hyland & Perretti LLP, in substantially the form of Exhibit F, and of Bond, Schoeneck & King LLP, in substantially the form of Exhibit G.

                  5.12 D&O Insurance

                  The Corporation shall have purchased directors and officers insurance provided by a reputable insurance carrier in character and amount equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar risks and such insurance coverage shall be in effect as of the First Closing Date.

                  5.13 Executive Employment Agreements

                  An executive employment agreement, between the Corporation and Dr. O'Daly, in the form attached hereto as Exhibit H, shall have been duly executed by the signatories thereto and delivered to the Corporation.

                  5.14 Composition of Board of Directors

                  The Corporation shall have taken all steps necessary pursuant to its Certificates of Incorporation and By-laws to provide for the election of one director to the Board of Directors by holders of the majority of the outstanding shares of Convertible Preferred Stock.

6.       Additional Conditions to the Second Closing

                  6.1 Occurrence of First Closing

                  The First Closing shall have occurred.

                  6.2 Filing of FDA Application

                  The Corporation shall have filed with the U.S. Federal Drug Administration ("FDA") an Investigational New Drug ("IND") application relating to the Corporation's vaccine for the treatment of psoriasis ("PSORAXINE") on or prior to January 30, 2002.

                  6.3 No Material Adverse Change

                  There shall have been no material adverse change in the business, properties, assets, prospects or condition (financial or otherwise) of the Corporation from and after the date of this Agreement.

                  6.4 Financial Statements

                  With respect to the Second Closing and any Instalment Closing occurring on or before January 31, 2002 the Purchaser shall have received management accounts for the year ended December 31, 2001. With respect to any Instalment Closing occurring after January 31, 2002, the Purchaser shall have received (i) a copy of the Corporation's financial statements as of and for the fiscal year ended December 31, 2001, and an unqualified audit opinion of the Accountants (as defined in Section 8.3) with respect to such financial statements and (ii) the latest available interim financial statements and management accounts.

                  6.5 No Defaults, Insolvency, Bankruptcy, Litigation, etc

                  None of the following shall have occurred or shall exist:

                  (a) the Corporation shall have defaulted in paying any dividend when due on the Preferred Shares;

                  (b) the Corporation shall have failed to perform or observe any of its obligations under this Agreement, the Registration Rights Agreement, the Stockholders Agreement, the terms of the Convertible Preferred Stock or any other agreement entered in connection with the Purchaser's investment hereunder;

                  (c) any representation or warranty made in writing by or on behalf of the Corporation in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made;

                  (d) the Corporation (a) shall have defaulted (as principal or as guarantor or other surety) in the payment of any principal of or premium or interest on any indebtedness beyond any period of grace provided with respect thereto, or (b) shall have defaulted in the performance of or compliance with any term of any evidence of indebtedness and as a consequence of such default or condition such indebtedness shall have become, or shall have been declared due and payable before its stated maturity or before its regularly scheduled dates of payment;

                  (e) the Corporation (i) is generally not paying, or shall have admitted in writing its inability to pay, its debts as they become due,
         (ii) shall have filed, or consented by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, readjustment of debt, dissolution, liquidation, administration, moratorium or other similar law of any jurisdiction, (iii) shall have made an assignment for the benefit of its creditors, (iv) shall have consented to the appointment of a custodian, receiver, administrative receiver, administrator, supervisor, liquidator, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) shall have been adjudicated as bankrupt or insolvent or to be liquidated, (vi) shall have ceased or threatened in writing to cease, or shall have suspended or threatened in writing to suspend, making payments in respect of its debts and other obligations, (vii) shall have ceased carrying on all or substantially all of its business, (viii) shall have proposed or entered into any composition, scheme of arrangement or other arrangement for the benefit of its creditors generally or any class of creditors, (ix) shall have commenced a voluntary winding-up or dissolution, (x) shall have applied to a court for an administration order under the Bankruptcy Code or any similar statute, or (xi) shall have taken corporate action for the purpose of any of the foregoing;

                  (f) a court or governmental authority of competent jurisdiction shall have entered an order appointing, without consent by the Corporation, a custodian, receiver, administrative receiver, administrator, supervisor, liquidator, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property (or any such Person shall have been appointed by one or more creditors of the Corporation), or constituting an order for relief or approving a petition for relief or reorganization, or approving or imposing any suspension or moratorium of payments, or approving any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or other similar law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Corporation, or any such petition shall have been filed against the Corporation or any of its subsidiaries and such petition shall not have been dismissed or all or any substantial part of the property of the Corporation is sequestered by court order and such order remains in effect; or

                  (g) a final judgment or judgments for the payment of money aggregating in excess of $100,000 (or the equivalent thereof in another currency) (exclusive of judgment amounts which are covered by insurance and in respect of which such insurer has not denied its liability in writing) shall have been rendered against the Corporation and which judgments have not been, after entry thereof, bonded or discharged; or

                  (h) after the date hereof, the Corporation shall have consolidated, merged or amalgamated with or into another Person where the Corporation is not the surviving corporation or that results in the issuance or exchange of shares representing fifty percent (50%) or more of the outstanding voting capital stock of the company; or

                  (i) the Corporation shall have conveyed, transferred or leased all or substantially all of its assets to another Person.

                  6.6 Compensation Matters

                  From and after the First Closing Date, except as disclosed to the Purchaser, the Corporation shall not have (i) issued any capital stock or securities to current and future directors, employees or consultants, (ii) entered into any employment or consulting arrangement with any director or executive officer of the Corporation or (iii) entered into any other compensation, bonus or benefit arrangement or plans for directors, employees or consultants with respect to the issuance of capital stock or securities. The capitalization table set forth on Schedule 3.17 shall be revised to reflect any such issuance, arrangements or plans following the First Closing Date and shall be true and correct in all respects as of any other Closing Date. The Corporation shall deliver to the Purchaser a certificate of the Chief Executive Officer of the Corporation certifying as to the foregoing matters.

7. Conditions to Obligations of Corporation at the Closings under this Agreement

                  The obligations of the Corporation to consummate each Closing, is subject to the satisfaction of the following conditions on or prior to each such Closing:

                  7.1 Representations and Warranties and Covenants

                  Each representation and warranty of the Purchaser shall be (i) true and correct in all respects as of the First Closing Date and (ii) true and correct in all material respects as of each other Closing Date, as if made on and as of each such date (other than representations and warranties that expressly speak only as of a prior date).

                  7.2 Registration Rights Agreement and Stockholders Agreement

                  The Registration Rights Agreement, in the form attached hereto, and the Stockholders Agreement, in the form attached hereto, shall have been executed and delivered by the Purchaser.

                  7.3 No Litigation

                  No litigation or other formal proceeding shall have been instituted or threatened seeking to enjoin any of the transactions contemplated hereby or seeking damages in respect thereof, and no injunction or temporary restraining order shall have been issued with respect to any of the transactions contemplated hereby.

                  7.4 No Prohibition

                  There is no Applicable Law in effect that prohibits the sale of the Preferred Shares by the Corporation or that would otherwise impose a material penalty upon the Corporation in respect of the sale of the Preferred Shares.

                  7.5 Payment of the Purchase Price

                  The Purchaser shall have delivered, as applicable, the First Purchase Price, Second Purchase Price or the Instalment Purchase Price.

                  7.6 Occurrence of First Closing

                  In the case of any Closing other than the First Closing, the First Closing shall have occurred.

8.       Covenants

                  8.1 Insurance

                  The Corporation shall as promptly as practicable after the date hereof, but no later than the Second Closing Date, purchase professional liability, errors and omissions, general liability, property and casualty and business interruption insurance as the Board of Directors deems adequate. The Corporation shall also use its best efforts to purchase any other type of insurance reasonably requested by the Purchaser. Such insurance policies shall provide full and adequate coverage for all normal risks incident to the business of the Corporation and its directors, officers and other personnel, properties and assets, and shall be in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards.

                  8.2 Public Disclosure of Transactions

                  Neither the Corporation nor the Purchaser shall, without the prior consent of the other party, directly or indirectly issue any public disclosure with respect to this Agreement or the investment by the Purchaser pursuant to this Agreement, except as may be required by Applicable Law (or under the rules and regulations of any securities exchange on which the Common Stock or the Purchaser's capital stock is listed), in which case the Corporation and the Purchaser, as the case may be, shall issue any required statement only after consulting with the other party and furnishing such disclosure to the other party prior to such consultation.

                  8.3 Independent Public Accountant

                  As promptly as practicable after the date hereof, the Corporation shall retain an independent public accounting firm as required by the Securities Act and the rules promulgated thereunder to serve as its independent auditor (the "Accountants").

                  8.4 Information Rights

                  (a) Access to Records. From the date hereof and thereafter for so long as the Purchaser owns any Preferred Shares issued hereunder the Corporation shall, and shall cause each Subsidiary to, afford to the Purchaser, the Affiliates of the Purchaser and each of their respective officers, employees, advisors, counsel and other authorized representatives (collectively with the affiliates of the Purchaser, the "Representatives"), during normal business hours, reasonable access, upon reasonable advance notice, to all of the books, records and properties of the Corporation and its Subsidiaries and all officers and employees of the Corporation and such Subsidiaries. The Purchaser shall keep confidential information obtained by it in connection with any such inspection, except that the Purchaser shall be permitted to disclose the information relating to the Corporation's business (i) to such of its representatives as need to know such information relating to the Corporation's business for the sole purpose of evaluating the business of the Corporation, provided such Persons are informed of the confidential nature of the information relating to the Corporation's business and the restrictions imposed hereby; (ii) to the extent required by law, rule or regulation or legal process; (iii) to the extent such information relating to the Corporation's or any of its Subsidiaries' breach is or becomes publicly available other than as a result of a breach of this Section 8.4(a); or (iv) to the extent the Corporation shall have consented to such disclosure.

                  (b) Financial Reports. From the First Closing Date and thereafter for so long as the Purchaser owns at least ten percent (10%) of the Preferred Shares issued pursuant to this Agreement the Corporation shall furnish to the Purchaser the following:

                      (i) Monthly Management Accounts. As soon as available, but not later than 30 days after the end of each month beginning with the management accounts for the month of November, 2001, a consolidated balance sheet of the Corporation as of the end of such period and consolidated statements of income of the Corporation for such period and for the period commencing at the end of the previous fiscal year and ending with the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, and including comparisons to the budget or plan, all prepared in accordance with generally accepted accounting principles consistently applied (except for the absence of footnotes, and quarter-end and year-end adjustments).

                     (ii) Quarterly Reports. As soon as available, but not later than 45 days after the end of the quarter beginning with the report for the quarter ended December 31, 2001, (A) a consolidated balance sheet for the Corporation as of the end of such period and consolidated statements of income, cash flows and changes in stockholders' equity for such quarterly accounting period and for the period commencing at the end of the previous fiscal year and ending with the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, and including comparisons to the budget or business plan, all prepared in accordance with generally accepted accounting principles consistently applied, subject to normal year-end adjustments and the absence of footnote disclosure, and (B) a report or presentation by management of the Corporation of the operating and financial highlights of the Corporation and its Subsidiaries for such period, which shall include (x) a comparison between operating and financial results and budget and (y) an analysis of the operations of the Corporation and its Subsidiaries for such period.

                    (iii) Annual Audit. Beginning with the fiscal year ended December 31, 2001, as soon as available, but not later than 90 days after the end of each fiscal year of the Corporation, audited consolidated financial statements of the Corporation, which shall include statements of income, cash flows and changes in stockholders' equity for such fiscal year and a balance sheet as of the last day thereof, each prepared in accordance with GAAP, and accompanied by the report of the Accountants. The Corporation and its Subsidiaries shall maintain a system of accounting sufficient to enable its Accountants to render the report referred to in this Section 8.4(b)(iii).

                     (iv) Miscellaneous. Promptly upon becoming available, each of the following:

                           (A) copies of all financial statements, reports, press releases, notices, proxy statements and other documents sent by the Corporation or its Subsidiaries to its stockholders generally or released to the public and copies of all regular and periodic reports, if any, filed by the Corporation or its Subsidiaries with the SEC, any securities exchange or the NASD;

                           (B) notification in writing of the existence of any default under any material agreement or instrument to which the Corporation or any of its Subsidiaries is a party or by which any of their assets are bound;

                           (C) upon specific request, copies of all reports prepared for or delivered to the management of the Corporation or its Subsidiaries by its accountants; and

                           (D) upon specific request, any other routinely collected financial or other information available to management of the Corporation or its Subsidiaries (including without limitation, routinely collected statistical data).

9.       Indemnification; Survival

                  9.1 Indemnification by the Corporation

                  The Corporation hereby agrees to indemnify and hold harmless the Purchaser and its respective affiliates, directors, officers and employees (collectively, the "Purchaser Indemnified Parties") from and against any and all liabilities, judgments, claims, settlements, losses, damages (including any diminution in value of its investment in the Corporation), reasonable fees (including attorneys' and other experts' fees and disbursements), Liens, taxes, penalties, obligations and expenses (collectively, "Losses") incurred or suffered by any such Person arising from, by reason of or in connection with any misrepresentation or breach of any representation, warranty or covenant of the Corporation pursuant to this Agreement (for the period such representation, warranty or covenant survives) or any certificate or other document delivered by the Corporation under this Agreement. This indemnification provision shall be in addition to the rights of the Purchaser to bring an action against the Corporation for breach of any term of this Agreement and the Transaction Documents.

                  9.2 Indemnification by the Purchaser

                  The Purchaser hereby agrees to indemnify and hold harmless the Corporation and its affiliates, directors, officers and employees (the "Corporation Indemnified Parties"), from and against any and all Losses incurred or suffered by any such Person arising from, by reason of or in connection with any misrepresentation or breach of any representation, warranty or covenant of the Purchaser contained in this Agreement (for the period such representation, warranty or covenant survives) or any certificate or other document delivered by the Purchaser under this Agreement. Notwithstanding anything else to the contrary, the Purchaser's maximum liability in the Agreement under this Section
9.2 shall not exceed the amount of the purchase price paid by the Purchaser hereunder. This indemnification provision shall be in addition to the rights of the Corporation to bring an action against the Purchaser for breach of any term of this Agreement and the Transaction Documents.

                  9.3 Procedures Relating to Third Party Claims

                  A party seeking indemnification pursuant to Section 9.1 or 9.2 (an "Indemnified Party") shall give prompt notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim or assessment, or the commencement of any action, suit or proceeding, by a third party in respect of which indemnity may be sought hereunder (a "Third Party Claim") and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but no failure to give such notice shall relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual and material prejudice thereby). The Indemnifying Party shall have the right, exercisable by written notice (the "Notice") to the Indemnified Party within 14 days of receipt of notice from the Indemnified Party of commencement of or assertion of any Third Party Claim, to assume the defense of such Third Party Claim, using counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, that the Indemnifying Party shall not have the right to assume a Third Party Claim if the Indemnified Party shall have been advised in writing by counsel that a conflict will arise in the event both the Indemnified Party and the Indemnifying Party are represented by the same counsel with respect to the Third Party Claim, in which case such Indemnified Party shall have the right to control the defense of such Third Party Claim and all Losses in connection therewith shall be reimbursed by the Indemnifying Party from time to time upon demand of the Indemnified Party. In addition, if the Indemnifying Party fails to give the Indemnified Party the Notice complying with the provisions stated above within the stated time period, the Indemnified Party shall have the right to assume control of the defense of the Third Party Claim and all Losses in connection therewith shall be reimbursed by the Indemnifying Party from time to time upon the demand of the Indemnified Party. In no event may any Indemnifying Party settle or compromise any Third Party Claim without the prior written consent of an Indemnified Party.



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


                  9.4 Survival of Representations, Warranties and Agreements

                  Notwithstanding any investigation conducted or notice or knowledge obtained by or on behalf of any party hereto, each representation and warranty in this Agreement and each agreement or covenant in this Agreement shall survive the execution and delivery of this Agreement, each Closing and any termination of this Agreement pursuant to Section 15 without limitation as to time, except as otherwise specifically referred to herein.

10.      Expenses

                  The Corporation, on the one hand, and Purchaser on the other hand, shall bear its own expenses in connection with the preparation for and consummation of the transactions contemplated by this Agreement.

11.      Notices

                  All notices, advices and communications to be given or otherwise made to any party to this Agreement shall be deemed to be sufficient if contained in a written instrument delivered in person or by telecopier or duly sent by first class registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, or by electronic mail, with a copy thereof to be sent by mail (as aforesaid) within 24 hours of such electronic mail, addressed to such party at the address set forth below or at such other address as may hereafter be designated in writing by the addressee to the addresser listing all parties:

                  if to the Corporation, to:

                  Astralis Ltd.
                  135 Columbia Turnpike, Suite 301
                  Florham Park, New Jersey
                  U.S., 07932
                  Attention:  Mr. Mike Ajnsztajn
                  Telecopier:  +1-973-377-8001

                  with a copy to:

                  Riker, Danzig, Scherer, Hyland & Perretti LLP
                  One Speedwell Avenue
                  P.O. Box 1981 Morristown,
                  New Jersey U.S., 07962
                  Attention:  Andrew J. Stamelman, Esq.
                  Telecopier:  +1-973-538-1984

                                      -and-

                  if to the Purchaser, to:

                  SkyePharma PLC
                  105 Piccadilly
                  London, England, W1J 7NJ
                  Attention: Donald Nicholson
                  Telecopier:  +44-20-7491-3338

                  with a copy to:

                  Sullivan & Cromwell
                  St. Olave's House
                  9a Ironmonger Lane
                  London, England, EC2V 8EY
                  Attention: Kathryn A. Campbell, Esq.
                  Telecopier:  +44-20-7710-6565


or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received
(i) in the case of personal delivery or delivery by telecopier, on the date of such delivery, (ii) in the case of nationally-recognized overnight courier, on the next business day after the date when sent and (iii) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted. As used in this Section 11, "business day" shall mean any day other than a day on which banking institutions in the State of New York are legally closed, or authorized to close, for business.

12.      Successors and Assigns

                  Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of the parties hereto and the respective successors and permitted assigns of the parties hereto. Neither this Agreement, nor the rights and obligations hereunder, is assignable by any party hereto (except to a successor-in-interest by operation of law) without the prior written consent of the other. Any such purported assignment made without such prior written consent shall be null and void. No Person other than the parties hereto, the Purchaser Indemnified Parties (in respect of Section 9 only) and the Corporation Indemnified Parties (in respect of Section 9 only) and their respective successors and permitted assigns shall have any rights or claims under this Agreement.

13.      Amendments

                  The terms and provisions of this Agreement may only be amended or waived either (a) with the written consent of the parties hereto or (b) in a writing by the party or parties against whom such amendment or waiver is sought to be enforced.

14.      Entire Agreement

                  This Agreement and the other writings or documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

15.      Termination

                  This Agreement may be terminated by either party if the other party is in material breach of this Agreement and such breach is not cured within ten days following the delivery of written notice thereof. Such termination right may be exercised only by the delivery of written notice of such termination by the terminating party to the other party and such termination will not relieve any party of liability for its prior breach. This Agreement may also be terminated by the mutual written consent of the parties hereto except that each representation and warranty in this Agreement and each agreement or covenant in this Agreement shall survive such termination.

16.      Counterparts

                  This Agreement may be executed in any number of separate counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

17.      Headings

                  The headings of the various sections of this Agreement and of the schedules have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.



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


18.      Governing Law; Submission to Jurisdiction; Selection of Forum

                  This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of law provisions thereof. Each party hereto agrees that it shall bring up any action or proceeding in respect of any claim arising out of or related to this agreement or the transactions contained in and contemplated by this Agreement, whether in tort or contract or at law or in equity, exclusively in the United States District Court for the Southern District of New York or, if such court is not available, the Supreme Court of the State of New York for the county of New York (the "Chosen Courts") and solely in connection with claims arising under this Agreement or the transactions contained in or contemplated by this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts and agrees not to commence any action in respect of any such claim in any other court or forum, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto, (iv) waives any right to a trial by jury and (v) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 11 of this Agreement. Without limiting the foregoing, each of the Corporation and the Purchaser hereby appoints, in the case of any such action or proceeding brought in the courts of or in the State of New York, CT Corporation system with offices on the date hereof at 111 8th Avenue, 13th Floor, New York, N.Y. 10011 to receive, for it and on its behalf, service of process in the State of New York with respect thereto, provided the Corporation and the Purchaser may appoint any other Person, reasonably acceptable to the other party, with offices in the State of New York to replace such agent for service of process upon delivery to the other party of a reasonably acceptable agreement of such new agent agreeing to act.

                  IN WITNESS WHEREOF, the undersigned have caused this Purchase Agreement to be executed as of the date first written above.


                                  Astralis Ltd.


                                  By:
                                     ---------------------------------
                                     Name:
                                     Title:


                                 SkyePharma PLC


                                  By:
                                     ---------------------------------
                                     Name:
                                     Title:



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